NEWS RELEASE
T. Greenlee Flanagin
President
(706) 736-6334

SECURITY LAND & DEVELOPMENT CORPORATION ANNOUNCES EXTENSION OF

 TENDER OFFER TO REPURCHASE UP TO 2,526,247 OF ITS COMMON

 SHARES AT AN INCREASED PRICE OF $1.60 PER SHARE

Augusta, Georgia (April 21, 2017) – Security Land & Development Corporation announced today that it has extended its previously announced tender offer to purchase up to 2,526,247 of its common shares at an increased price of $1.60 per share (the “Company’s Offer”) until 5:00 p.m., Augusta, Georgia time, on Friday, May 5, 2017, unless further extended or terminated by Security Land.

Security Land confirmed that AB Value Partners, LP and AB Opportunity Fund, LLC commenced on April 7, 2017 an unsolicited tender offer to acquire all of the outstanding shares of Security Land common stock at a price of $1.57 per share (the “AB Offer”).  Security Land’s Board of Directors reviewed the terms of the AB Tender Offer, and re-assessed the Company’s Offer in light of the competing offer. The Company increased the Offer Price of its tender offer to $1.60 per share and extended the expiration date of the offer until May 5, 2017. In light of the higher price of the Company Offer, the Board of Directors unanimously recommends that stockholders reject the AB Tender Offer and not tender their shares for purchase by the Offerors pursuant to the AB Offer to Purchase.  If a stockholder desires to tender any shares, the Board of Directors recommends that the stockholder accept the higher price in the Company Offer.  However, the Board makes no recommendation as to whether any stockholder should tender or refrain from tendering shares.   The Board’s statement  advising stockholders of the Company’s formal position regarding the AB Offer was filed with the Securities and Exchange Commission (“SEC”) on April 21, 2017 as a solicitation/recommendation statement on Schedule 14D-9.

The Company’s Offer to purchase common shares was previously scheduled to expire at 5:00 p.m., Augusta, Georgia time, on May 3, 2017. As of 5:00 p.m. Eastern time on April 20, 2017, 961,908 common shares have been tendered and not withdrawn. Tenders of shares in response to the Company’s Offer must be made on or prior to the expiration of the Offer and may be withdrawn at any time on or prior to the expiration of the Offer.  Holders of common shares who have already tendered their shares will receive the increased price and do not have to retender their securities or take any other action as a result of the increase in the Offer Price or the extension of the expiration date of the Offer.

Complete terms and conditions of the Company’s Offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials that were filed as exhibits to the Tender Offer Statement on Schedule TO filed by Security Land & Development Corporation with the SEC on February 8, 2017, as amended and supplemented by Amendments Numbered 1 through 4 to such Schedule TO filed with the SEC. Holders of common shares wishing to participate in the tender offer should follow the procedures set forth in the Company’s Amended Offer to Purchase dated March 15, 2017, as further amended by Amendment No. 4 to the Schedule TO filed by Security Land on April 21, 2017 (the “Offer to Purchase”) and the related Letter of Transmittal.

For questions and information, please call T. Greenlee Flanagin at (706)736-6334.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any common shares of Security Land & Development Corporation (“Security Land” or the “Company”). The tender offer is being made only pursuant to the offer to purchase, letter of transmittal, and related materials, as amended and supplemented, pursuant to a tender offer statement on Schedule TO and Schedule 13E-3, as amended or supplemented, as filed with the SEC and forming a part thereof. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents as well as Security Land’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov . The website address of the SEC is included in this press release for reference only. The information contained on this website is not incorporated by reference in this press release and should not be considered to be a part of this press release. The Company’s Offer to purchase and related materials may also be obtained without charge by contacting T. Greenlee Flanagin, the President, at (706) 736-6334 if you have any questions or request assistance.

All statements contained in this press release, other than statements of historical fact, are forwardlooking statements including those regarding the expected timing of the tender offer described in this press release. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forwardlooking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the real estate industry; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forwardlooking statements to reflect future events or circumstances.